Exhibit 99.1

Diebold, Incorporated
North Canton, Ohio, United States of America

Disclosure to the Public pursuant to Art. 17 (1) MAR

August 16, 2016 - North Canton, Ohio, United States of America - Diebold Holding Germany Inc. & Co. KGaA, whose sole general partner and 100% shareholder is Diebold, Incorporated, intends to enter into a domination and profit-and-loss transfer agreement as the controlling entity with Wincor Nixdorf AG as controlled entity. Diebold Holding Germany Inc. & Co. KGaA currently holds 22,876,760 Wincor Nixdorf shares, corresponding to a total stake of 76.7% of all outstanding shares in Wincor Nixdorf AG (excluding treasury shares, as held by companies of Wincor Nixdorf group).
Today, the management of Diebold Holding Germany Inc. & Co. KGaA, as well as the management and supervisory board of Wincor Nixdorf AG approved the final draft of a domination and profit-and-loss transfer agreement. The domination and profit-and-loss transfer agreement remains subject to the respective approvals by the extraordinary shareholder meetings of both Diebold Holding Germany Inc. & Co. KGaA and Wincor Nixdorf AG, each of which is scheduled to be held on September 26, 2016.
Subject to the registration of the draft domination and profit-and-loss transfer agreement with the commercial register, Diebold Holding Germany Inc. & Co. KGaA will offer, at the election of each outside shareholder of Wincor Nixdorf AG, (i) to acquire the shares of such shareholder for a cash exit compensation of EUR 53.34 per share pursuant to Sec. 305 AktG, or (ii) to pay such shareholder an annually recurring compensation pursuant to Sec. 304 AktG in an amount of EUR 3.17 (EUR 2.85 net under the current taxation regime). These payment obligations owed by Diebold Holding Germany Inc. & Co. KGaA under the proposed domination and profit-and-loss transfer agreement are secured by a guarantee issued by Diebold, Incorporated.
The amounts of the cash exit compensation and the annually recurring compensation will be adjusted subject to the development of the interest base rate as of the valuation reference date on September 26, 2016. In the event of a decline in the base rate from currently 0.7% to 0.6% or 0.5%, respectively, as of the valuation reference date, the recurring compensation would decrease to an amount of EUR 3.15 (net EUR 2.83) or EUR 3.13 (net EUR 2.82) per Wincor Nixdorf share, respectively, to be calculated on the basis of an entire fiscal year, and the exit compensation payment would increase to EUR 54.17 and EUR 55.02 per Wincor Nixdorf share, as the case may be. In the event the base rate increases to 0.8% as of the valuation reference date, the recurring compensation would increase to an amount of EUR 3.18 (net EUR 2.87) and the exit compensation payment would decrease to a total of EUR 52.54.

The draft domination and profit-and-loss transfer agreement, the guarantee, the joint report of the management board of Wincor Nixdorf AG and the management of Diebold Holding Germany Inc. & Co. KGaA concerning the agreement including the expert opinion regarding the enterprise value of Wincor Nixdorf AG, Paderborn as of September 26, 2016 as issued by PricewaterhouseCoopers AG Wirtschaftsprüfungsgesellschaft as well as the audit report concerning the examination of the domination and profit-and-loss transfer agreement by the independent, court-appointed auditor will be published on the internet on www.dieboldnixdorf.com under Company/Investor Relations.

North Canton, August 16, 2016
Diebold Incorporated

Notifying Person:
Steve Virostek
Vice President, Investor Relations
Telephone +1 (330) 490-6319
Facsimile +1 (330) 490-3794
stephen.virostek@diebold.com

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements contained in this communication regarding matters that are not historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future including, without limitation, the business combination with Wincor Nixdorf and the entry into and consummation of the domination and profit-and-loss transfer agreement. Such forward-looking statements are based on the current expectations of Diebold and involve risks and uncertainties because such statements relate to events and depend on circumstances that may or may not occur in the future; consequently, actual results may differ materially from those expressed or implied in the statements. Forward-looking statements are not guarantees of future performance. In addition, risks and uncertainties related to the domination and profit-and-loss transfer agreement include, but are not limited to, the risk that the domination and profit-and-loss transfer agreement may not be approved or its effectiveness be delayed as a result of litigation or otherwise or may not occur, risks associated with any contestation or appraisal proceedings in relation to the domination and profit-and-loss transfer agreement, the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination agreement or the domination and profit-and-loss transfer agreement, including the failure to obtain regulatory approvals, and risks associated with the impact the business combination agreement, the domination and profit-and-loss transfer agreement and any related litigation may have on the business and operations of the combined company, including on the ability of the combined company to retain and hire key personnel, and maintain relationships with its suppliers. These risks, as well as other risks are more fully discussed in Diebold’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. Any forward looking statements speak only as at the date of this document. Except as required by applicable law, neither Diebold nor Wincor Nixdorf undertakes any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.